Exhibit 99.1
[MILTOPE LOGO OMITTED]


NEWS RELEASE

                  FOR RELEASE 12:00 NOON  EDT, December 19, 2003



                       MILTOPE STOCKHOLDERS APPROVE MERGER


MONTGOMERY,  AL - December 19, 2003 - Miltope Group Inc.  ("Miltope"),  (NASDAQ:
MILT) announced today that its stockholders have approved the previously announced merger pursuant to which Vision Technologies Kinetics will acquire Miltope for $5.78 per share and one contingent value right per share. The transaction is expected to close prior to the end of the year.


Miltope Group Inc., through its business segments, is engaged in the design, development, manufacture and testing of computers and computer peripheral equipment for military, industrial and commercial applications where reliable operation of the equipment under demanding environmental conditions is of paramount importance. Miltope Group, through its ISO 9001 certified facilities, delivers a broad range of computers, computer workstations, servers, disk cartridges, printers, mass storage systems and other related products to defense, government and commercial customers.


For additional information about Miltope and its products and capabilities, please visit the company's website at www.miltope.com.
                                      ---------------

The matters discussed in this news release that are not historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Company intends that such forward looking statements be subject to the safe harbors created thereby. The Company warns that caution should be taken in relying upon any forward looking statements contained herein, as they involve a number of risks and uncertainties that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. Examples of such risks and uncertainties include, but are not limited to, the ability of the Company to enter into definitive agreements for the sale of the Company, the ability of the Company and any potential buyer to consummate the sale of the Company, future demand for the Company's products and services, general economic conditions, actions of competitors, termination of contracts at the convenience of the United States government, customer funding variations in connection with multi-year contracts and follow-on options, and other risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not undertake any obligation to update or revise any forward looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.